Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERSTATE BAKERIES CORPORATION

_____________________________________________

Pursuant to Sections 242 and 303 of the General

Corporation Law of the State of Delaware

_____________________________________________

Interstate Bakeries Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article Fifth of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as set forth below:

FIFTH: BOARD OF DIRECTORS.

Section 5.01. Number, Election and Terms.

The number of Directors which shall constitute the whole Board of Directors of the Corporation shall be seven (7). Each Director shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Election of Directors of the Corporation need not be by written ballot unless the Bylaws so provide. Directors need not be Stockholders.

5.02. Removal of Directors.

Except as may be provided in any provision of this Restated Certificate of Incorporation authorizing the issuance of any Preferred Stock or as may be provided in any Certificate of Designation authorizing the issuance of any Preferred Stock pursuant to Article FOURTH hereof, any Director, or the entire Board of Directors, may be removed from office only by the affirmative vote of the holders of a majority of the voting power of all of the shares of the Corporation entitled to vote for the election of Directors, voting together as a single class.

Section 5.03. Vacancies.

Any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by majority vote of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and Directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders.

Section 5.04. Amendment, Repeal, Etc.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the shares of the Corporation then entitled to be voted in an election of Directors shall be required to amend or repeal, or to adopt, any provision inconsistent with this Article FIFTH. For purposes of this Section 5.04, shares not voting shall count as votes against any such proposed amendment, repeal or adoption of such inconsistent provision.

Section 5.05. Preferred Stock Directors.

The terms upon which any Director elected pursuant to special voting rights of one or more classes or series of Preferred Stock is elected or removed and the voting rights of such Director shall be fixed by the resolution or resolutions adopted pursuant to authority granted under Section 4.02 hereof.

SECOND: This Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation is being effected pursuant to Sections 242 and 303 of the Delaware General Corporation Law.

The making and filing of this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation has been authorized by the Order Pursuant to Bankruptcy Rule 9019, Sections 105, 1107 and 1108 of the Bankruptcy Code, and Section 303 of the Delaware General Corporation Law Approving a Proposed Settlement Reconstituting the Board of Directors of the Corporation and Granting Certain Related Relief dated January 5, 2007.

IN WITNESS WHEREOF, Interstate Bakeries Corporation has caused this Certificate to be duly executed in its corporate name this 16th day of March, 2007.

INTERSTATE BAKERIES CORPORATION

By:       /s/ Kent B. Magill

Name:	Kent B. Magill
Title:	Executive Vice President, General
Counsel & Corporate Secretary